Exhibit 99.1

Sprague Resources Announces Withdrawal of Proposal to Acquire All of its Outstanding
Common Units

June 4, 2020

PORTSMOUTH, N.H., June 4, 2020 (GLOBE NEWSWIRE) -- Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that Sprague Resources Holdings LLC (“Holdings”) has withdrawn its previously announced non-binding proposal, dated March 25, 2020, to acquire all of the outstanding common units of Sprague that Holdings and certain of its affiliates do not already own.

About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

Investor Contact:
Paul Scoff
+1 800.225.1560
investorrelations@spragueenergy.com

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